SUMMUS AND VERIZON WIRELESS MEET THE JETSONS WITH THE COMMERCIAL LAUNCH OF EXEGO

Verizon Wireless Subscribers With the Purchase Of a Verizon Wireless Z-800 BREW-enabled Phone Can Now Send Photos and More

BEDMINSTER, NJ and RALEIGH, NC, – May 2, 2002 – Verizon Wireless, the nation's largest wireless carrier and Summus, Inc. (USA) (OTC Bulletin Board: SUMU), a leader in the development of efficient information processing solutions for mobile and wireless devices, today announced that exego(TM), its recently introduced suite of multimedia applications for mobile and wireless devices, will be available to Verizon Wireless BREW users starting May 6, 2002. With exego, wireless users can do today what was once thought impossible – sending photos, and much more, through a wireless phone.

exego provides users with multimedia messaging, e-mail, and image and file sharing on wireless devices. Users can view, share, and send their own color images in a messaging session or through e-mail. exego is powered by BlueFuel(TM), Summus' powerful information processing platform.

"exego and BlueFuel represent a revolutionary advance for wireless services," said Dr. Bjorn Jawerth, CEO of Summus. "exego is the first application that gives people the ability to create and control their own personal resources. exego, when downloaded over the air and installed on a BREW-enabled wireless handset, makes it possible to carry out everyday tasks on the fly, such as sharing photos of your new baby with friends using your Verizon Wireless phone, forwarding a spreadsheet, presentation or document from your exego folder to a colleague, or advising a friend through an SMS message to look at a photo of your new house that you have uploaded for her to view within the exego application. The wireless phone will never be just a telephone again."

"exego represents a brand new class of applications that sets the stage for future wireless offerings," said Jim Straight, vice president of Wireless Data and Internet Services for Verizon Wireless. "The BREW launch in San Diego has been exceptionally successful and adding truly innovative applications such as exego makes BREW a compelling draw for our customers. We expect our customers to be as excited for the national rollout of BREW, which we expect to happen by the end of the month."

"The exego service exemplifies the type of applications that will allow end-users to be productive on the go," said Peggy Johnson, president of QUALCOMM's Internet Services. "We believe that the combination of the largest wireless carrier in the U.S., Verizon Wireless, and the power of Summus' exego is an unbeatable value for subscribers."

In San Diego, exego is available at the promotional subscription price of $5.95 per month. For a limited time, users will be able to subscribe to a 30 day free trial through Verizon Wireless.

About Verizon Wireless

Verizon Wireless is the nation's leading provider of wireless communications. The company has the largest nationwide wireless voice and data network and 30 million customers. Headquartered in Bedminster, NJ, Verizon Wireless is a joint venture of Verizon Communications VZ and Vodafone (NYSE and LSE: VOD). Find more information on the Web at http://www.verizonwireless.com.

About BREW(TM)

QUALCOMM's BREW platform is a thin application execution environment that provides an open, standard platform for wireless devices. The BREW platform is part of a complete, end-to-end solution for wireless applications development, device configuration, application distribution, and billing and payment. The complete BREW solution includes the BREW SDK(TM) (software development kit) for developers, the BREW applications platform and porting tools for device manufacturers, and the BREW Distribution System (BDS) that is controlled and managed by carriers enabling them to easily get applications from developers to market and coordinate the billing and payment process. Carriers' BREW-based services will enable consumers to customize their handsets by downloading applications over the air from a carrier's application download server. The BREW platform is a product of QUALCOMM Internet Services division within the QUALCOMM Wireless & Internet group of QUALCOMM Incorporated.

About Summus

Summus, Inc.(USA), based in Raleigh, N.C., has developed a series of solutions to change the way information is communicated. Summus' proprietary solutions can be used to enable faster and more efficient delivery of rich media and more efficient access to information using wireless devices such as cell phones and personal digital assistant devices (PDAs). Summus technology is currently being used for such diverse purposes as scanning underwater mines for the U.S. Navy and capturing license plate images for EZPass. Trademarked products include the multi award-winning video email application, MaxxNote™, a ZDNet Editor's pick.

This press release contains statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by such acts. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements regarding our strategy, future operations, future expectations or future estimates, financial position and objectives of management. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the company to be different from those projected in any forward-looking statements. The following important factors, among others, may cause actual results or developments to differ materially from those expressed or implied by the forward-looking statements: (1) a lack of sufficient financial resources to implement the company's business plan, which has resulted in the company's receiving a "going concern" opinion from its independent accountant with respect to its audited financial statements as of and for the period ended December 31, 2000; (2) the company's dependence on the continued growth in demand for wireless Internet usage; (3) the rapid pace of technological developments in the wireless communications industry, particularly with respect to the availability of greater capacity or faster transmission speeds (also known as "broadband" transmission); (4) the degree of market acceptance of the company as a viable wireless technology provider and of its wireless data services, including wireless e-mail; (5) technological competition, which creates the risk of the company's technology being rendered obsolete or noncompetitive; (6) the lack of patent protection with respect to the company's technology; (7) potential infringement of the patent claims of third parties; and (8) the company's dependence on its key personnel and the risk of the loss of their services. The company hereby disclaims any obligation to publicly update the information provided above, including forward-looking statements, to reflect subsequent events or circumstances.

BlueFuel, Efficiency Engine and MaxxNote are trademarks of Summus, Inc. All other company or product names are trademarks and/or registered trademarks of their respective owners.

For further information, please contact: Investor Relations, Ron Dejong of deJong & Associates, +1-877-943-9065, ron@dejong.org; or Public Relations, Lisa Porter of Porter Creative Group, +1-949-752-5891, lporter@portercreative.com, both for Summus, Inc.